                                                                   EXHIBIT 99(l)
                               MUNDER SERIES TRUST
                                480 Pierce Street
                           Birmingham, Michigan 48009

Munder Capital Management
480 Pierce Street
Birmingham, Michigan 48009

Ladies and Gentlemen:

Munder Series Trust ("Trust") hereby accepts your offer to provide a capital contribution to the Trust in the amount of $117,000. Following the payment of certain organizational expenses in an amount no more than $17,000, it is expected that the Trust will have a net worth of at least $100,000 in conformity with Section 14(a) of the Investment Company Act of 1940, as amended, at all times prior to, through and following the effective date of the Trust's registration statement.

This agreement is subject to the specific understanding that you will not withdraw your capital contribution until after the consummation of the reorganization and redomiciliation of one or more series of The Munder Funds, Inc., The Munder Funds Trust, The Munder Framlington Funds Trust and/or St. Clair Funds, Inc. ("Predecessor Funds") as separate series of the Trust, as contemplated by the Agreements and Plans of Reorganization the Trust has entered into with each of the Predecessor Funds.

Sincerely,

MUNDER SERIES TRUST

By: /s/ Stephen J. Shenkenberg
    ---------------------------
         Stephen J. Shenkenberg
         Secretary

Accepted:

MUNDER CAPITAL MANAGEMENT

By: /s/ Peter K. Hoglund
    ---------------------------------
         Peter K. Hoglund
         Chief Administrative Officer